PRICING SUPPLEMENT                                         File No. 333-109802
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Pricing Supplement Number: 2406


                          Merrill Lynch & Co., Inc.

                         Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                               Fixed Rate Notes

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Principal Amount:              $1,850,000,000

Issue Price:                   99.323%

CUSIP Number:                  59018YUW9

ISIN:                          US59018YUW91

Interest Rate:                 5.00% per annum

Original Issue Date:           November 22, 2004

Stated Maturity Date:          January 15, 2015

Interest Payment Dates:        Each January 15th and July 15th, commencing on January 15, 2005 subject to the following Business Day convention.


Repayment at the Option
of the Holder:                 The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:                The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                          The Notes will be issued in fully registered book-entry form. As described in the accompanying prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global Note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor of the depository or a nominee of its successor. Investors may elect to hold interests in the global Notes through either the depository, in the
                               United States, or Clearstream Banking, societe anonyme ("Clearstream,
                               Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System
                               ("Euroclear"), if they are participants in these systems, or indirectly through organizations which are participants in these systems.

                               Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream,
                               Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold interests in customers' securities accounts in the depositaries' names on the books of the depository. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream,
                               Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the
                               "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus supplement, the global securities

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                               may be transferred, in whole but not in part, only to another nominee of the depositary or to a successor of the depository or its nominee.

                               Clearstream, Luxembourg advises that it is incorporated under the laws of
                               Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream, Luxembourg
                               Participants") and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream,
                               Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.
                               Clearstream, Luxembourg interfaces with domestic markets in several countries.
                               As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are
                               recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

                               Distributions with respect to the Notes held beneficially through Clearstream,
                               Luxembourg will be credited to cash accounts of Clearstream, Luxembourg
                               Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

                               Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euorclear Bank S.A./N.V., as operator of the Euorclear System (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the
                               "Cooperative").

                               The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear
                               Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks
                               (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.
                               Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

                               Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related
                               Operating Procedures of the Euroclear System, and applicable Belgian law
                               (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in
                               Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
                               The Euroclear Operator acts under the Terms and Conditions only on behalf of
                               Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

                               Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the
                               Terms and Conditions, to the extent received by the U.S. Depositary for
                               Euroclear.

                               Secondary market trading between depository participants will occur in the ordinary way in accordance with the depository's rules. Secondary market trading between Clearstream Luxembourg Participants and Euroclear Participants
                               will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

                               Cross-market transfers between persons holding directly or indirectly through the depository on the one hand, and directly or indirectly through Clearstream
                               Luxembourg or Euroclear Participants, on the other, will be effected within the depository in accordance with the depository's rules on behalf

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                               of the relevant European international clearing system by its U.S. Depositary;
                               however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the depository, and making or receiving payment in accordance with normal procedures.
                               Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

                               Because of time-zone differences, credits of notes received in Clearstream,
                               Luxembourg or Euroclear as a result of a transaction with a depository participant will be made during subsequent securities settlement processing and dated the business day following the depository settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg
                               Participants on that business day. Cash received in Clearstream, Luxembourg or
                               Euroclear as a result of sales of notes by or through a Clearstream Luxembourg
                               Participant or a Euroclear Participant to a depository participant will be received with value on the business day of settlement in the depository but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depository.

                               Although the depository, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

                               All information in this pricing supplement on Clearstream, Luxembourg and
                               Euroclear is derived from Clearstream, Luxembourg or Euroclear, as the case may be, and reflects the policies of these organizations; and these policies are subject to change without notice.

Trustee:                       JPMorgan Chase Bank

Underwriters:                  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Rabo Securities
                               USA, Inc., Fifth Third Securities, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                               Pursuant to an agreement, dated November 16, 2004 (the "Agreement"), between
                               Merrill Lynch &Co., Inc. (the "Company") and the Underwriters, the Company has
                               agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                               Underwriters                                     Principal Amount of the Notes
                               ------------                                     -----------------------------

                               Merrill Lynch, Pierce, Fenner & Smith                    $1,834,000,000
                                           Incorporated
                               Rabo Securities USA, Inc.                                    $8,000,000
                               Fifth Third Securities, Inc.                                  8,000,000
                                                                                             ---------
                                                                                        $1,850,000,000

                               Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                               The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                               The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:         0.50%

Dated:                         November 16, 2004
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